Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS OF

PAYLOCITY HOLDING CORPORATION

Pursuant to a resolution duly adopted by the Board of Directors of Paylocity Holding Corporation, a Delaware corporation, effective May 30, 2017, Section 8.2 of the Amended and Restated Bylaws of Paylocity Holding Corporation was amended to read as follows:

“8.2                         [RESERVED].”